Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-76526, 33-80454, 33-88302, 333-2818, 333-07457, 333-62517, 333-62983, 333-64139, 333-68161, 333-49004, 333-61412, 333-76826) of Rural/Metro Corporation of our report dated September 21, 2006, except for the effects of the restatement discussed in Note 3, the effects of the change in accounting discussed in Note 2, and the event of default and related waiver discussed in the last sentence of Note 4 and second paragraphs of Notes 11 and 22 to the consolidated financial statements, and the matter discussed in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is March 22, 2007, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

Phoenix, Arizona

March 22, 2007